Exhibit 99.1

CONTACT:	Paul D. Baker
Comverse Technology, Inc.
paul.baker@cmvt.com
(212) 739-1060

Comverse Technology, Inc. Provides

Unaudited Consolidated Cash and Debt Information

at July 31, 2008

NEW YORK, NY, October 21, 2008 — Comverse Technology, Inc. (Pink Sheets: CMVT.PK), today announced preliminary unaudited consolidated cash and debt information, as of the end of the company's fiscal second quarter. The company is presently in the process of restating its previously issued financial statements.

At July 31, 2008, the company had consolidated cash, cash equivalents, short-term investments, auction rate securities (ARS) and bank time deposits of approximately $1.5 billion. Total ARS is approximately $0.2 billion in original face value. The company is in the process of determining the fair market value of its ARS, which value is expected to be less than the original face value. During the twelve months ended July 31, 2008, the company incurred expenses of approximately $75 million in connection with investigations by a Special Committee of the company's Board of Directors relating to stock option grant practices and other accounting matters and activities relating to the restatement.

At July 31, 2008, the company had outstanding approximately $419 million in aggregate principal amount of convertible debt securities known as Zero Yield Puttable Securities (ZYPS SM) due May 15, 2023. The holders of these securities have the right to require the company to repurchase any or all of their securities at a purchase price equal to the principal amount thereof on each of May 15, 2009, May 15, 2013 and May 15, 2018. Consolidated debt at July 31, 2008 also reflects $610 million in aggregate principal amount outstanding under a seven-year term loan facility at Verint Systems Inc. that matures on May 25, 2014.

Comverse Technology owns approximately 57% of the outstanding common stock of Verint Systems Inc., holds $293 million of Verint convertible preferred stock, and owns 68% of the outstanding common stock of Ulticom, Inc.

Comverse, Inc., the company's wholly-owned subsidiary, continued to enhance its leadership position in network-based messaging and other value-added services, and real-time prepaid, postpaid and converged billing and customer care solutions with new customer wins and deployments across a range of products, including converged billing and customer care, visual voicemail, SMS "texting," and the Insight IP Open Services Environment for messaging and other value-added services.

While making progress in its accounting restatement efforts, the company continues to focus on operational performance and strategic actions with the overriding objective of maximizing shareholder value. As a result of the restatement process, the information presented herein is subject to certain adjustments, which may be material.

About Comverse Technology, Inc.

Comverse Technology, Inc. is the world's leading provider of software and systems enabling network-based multimedia enhanced communication and billing services. The company's Total Communication portfolio includes value-added messaging, personalized data and content-based services, converged IP communications solutions, and real-time prepaid, postpaid and converged billing solutions. Over 500 communication and content service providers in more than 130 countries use Comverse products to generate revenue, and improve customer loyalty and operational efficiencies.

Other Comverse Technology subsidiaries include: Verint Systems (Pink Sheets: VRNT.PK), a leading provider of analytic software-based actionable intelligence solutions for security and business interaction intelligence; and Ulticom (Pink Sheets: ULCM.PK), a leading provider of service essential signaling solutions for wireless, wireline, and Internet communications.

For additional information, visit the Comverse Technology website at www.cmvt.com.

All product and company names mentioned herein may be registered trademarks or trademarks of Comverse or the respective referenced company(s).

Forward-Looking Statements

This release contains "forward-looking statements" under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that any forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could affect the company include: the results of the investigation of the Special Committee, of the Board of Directors concluded on January 28, 2008, of matters relating to the company's stock option grant practices and other accounting matters; the impact of any restatement of financial statements of the company or other actions that may be taken or required as a result of such investigation or as result of the company's evaluation of the application of GAAP in connection with the recognition of revenue; the company's inability to file reports with the Securities and Exchange Commission; the effects of the delisting of the company's Common Stock from NASDAQ and the quotation of the company's Common Stock in the "Pink Sheets," including any adverse effects relating to the trading of the stock due to, among other things, the absence of market makers; risks relating to the company's ability to relist its Common Stock on NASDAQ; risks relating to alleged defaults under the company's ZYPS indentures, including acceleration of repayment; risks of litigation (including the pending securities class action and derivative lawsuits and any potential civil injunctive action by the Securities and Exchange Commission) and of governmental investigations or proceedings arising out of or related to the company's stock option practices or any other accounting irregularities or any restatement of the financial statements of the company, including the direct and indirect costs of such investigations and restatement; changes in the demand for the company's products; changes in capital spending among the company's current and prospective customers; the risks associated with the sale of large, complex, high capacity systems and with new product introductions as well as the uncertainty of customer acceptance of these new or enhanced products from either the company or its competition; risks associated with rapidly changing technology and the ability of the company to introduce new products on a timely and cost-effective basis; aggressive competition may force the company to reduce prices; a failure to compensate any decrease in the sale of the company's traditional products with a corresponding increase in sales of new products; risks associated with changes in the competitive or regulatory environment in which the company operates; risks associated with prosecuting or defending allegations or claims of infringement of intellectual property rights; risks associated with significant foreign operations and international sales and investment activities, including fluctuations in foreign currency exchange rates, investments in auction rate securities, interest rates, and valuations of public and private equity; the volatility of macroeconomic and industry conditions and the international marketplace; the risk of declines in information technology spending; risks associated with the company's ability to retain existing personnel and recruit and retain

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qualified personnel. The company undertakes no commitment to update or revise forward-looking statements except as required by law.

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